Exhibit 12.1

CALCULATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three months ended March 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014	March 13, 2013 (inception) through December 31, 2013
(Dollars in thousands)
Pre-tax loss	$(25,577)	$(47,126)	$(24,325)	$(57,278)
Add: Fixed charges, as calculated below	174	423	267	3

Total earnings (loss) available for fixed charges	$(25,403)	$(46,703)	$(24,058)	$(57,274)

Fixed charges:
Interest expense	$—	$—	$—	$—
Estimated interest expense portion of rental expense	174	423	267	3

Total fixed charges	$174	$423	$267	$3
Ratios of earnings to fixed charges (1)(3)	N/A	N/A	N/A	N/A

Deficiency of earnings available to cover fixed charges	$(25,577)	$(47,126)	$(24,325)	$(57,278)

Preferred stock dividend requirements	$—	$(635)	$(707)	$—

Ratios of earnings to combined fixed charges and preferred stock dividends (2)(3)	N/A	N/A	N/A	N/A

Deficiency of earnings available to cover fixed charges and preferred stock dividend requirements	$(25,577)	$(47,761)	$(25,032)	$(57,278)

(1)	Due to our losses for the three months ended March 31, 2016, the years ended December 31, 2015 and 2014, and the period from March 31, 2013 (inception) through December 31, 2013, the ratio coverage was less than 1:1. Accordingly, our earnings were insufficient to cover fixed charges for such periods and we are unable to disclose a ratio of earnings to fixed charges for such periods.

(2)	Due to our losses for the three months ended March 31, 2016, the years ended December 31, 2015 and 2014, and the period from March 31, 2013 (inception) through December 31, 2013, the ratio coverage was less than 1:1. Accordingly, our earnings were insufficient to cover combined fixed charges and preferred stock dividends for such periods and we are unable to disclose a ratio of earnings to combined fixed charges and preferred stock dividends for such periods.

(3)	For purposes of computing the ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends, earnings consist of pre-tax loss plus fixed charges. Fixed charges consist of an estimate of interest within rental expense. Combined fixed charges and preferred stock dividends consist of an estimate of interest within rental expense and preferred stock dividends.